Exhibit 99.1

Report to Stockholders for the Quarter Ended July 2, 2006

Dear Stockholders:

Your Company reported net income for the second quarter of 2006 of $8.9 million, or $.97 per share on a diluted basis, compared to $11.5 million, or $1.27 per share on a diluted basis, for the second quarter of 2005. In addition, net income for the first six months of 2006 was $9.7 million, or $1.06 per share on a diluted basis, compared to $12.2 million, or $1.35 per share on a diluted basis, for the same period of 2005. Our results in the second quarter and first six months of 2005 were favorably impacted by an adjustment of $3.7 million after-tax, or $.41 per share, as the result of proceeds received from the settlement of a class action litigation related to high fructose corn syrup, offset partially by financing costs of $.7 million after-tax, or $.08 per share, associated with a debt exchange offer which occurred in June 2005.

The Company’s results in the second quarter of 2006 reflected revenue growth of 7.0%, or $25.4 million, which offset cost increases in raw materials, employee related expenses, property and casualty insurance and fuel. The growth in revenue was due to an approximate 6% increase in bottle/can revenue and an approximate 20%, or $6.9 million, increase in sales to other Coca-Cola bottlers, partially offset by a 1.3% decrease in average revenue per case from price reductions made in response to competitive pressures, primarily in the supermarket channel. The decline in average revenue per case in the second quarter of 2006 represented a short-term departure from our long-term pricing strategy of executing price increases necessary to maintain our margins.

The Company’s gross margin in the second quarter of 2006 increased by $1.3 million to $167.7 million as compared to the second quarter of 2005. Growth in energy products was the primary reason for the increase in gross margin in the second quarter of 2006. The second quarter of 2005 included a favorable impact of $6.4 million for the proceeds received from the settlement of the class action litigation related to high fructose corn syrup.

We are encouraged about our growth in bottle/can revenue in the second quarter of 2006 as such growth was balanced across our product portfolio. Carbonated soft drink revenue (including energy products) grew by 4% and noncarbonated revenue grew by 13%. Energy products continue to perform strongly, contributing 15% of the overall increase in net sales in the second quarter of 2006 as compared to the second quarter of 2005. Product innovation played a key role as well, particularly with growth in the Vault and Coke Zero brands.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited July 2, 2006	Jan. 1, 2006	Unaudited July 3, 2005
Assets
Current Assets:
Cash and cash equivalents	$30,971	$39,608	$10,155
Trade accounts receivable, net	106,740	94,576	100,640
Accounts receivable, other	21,194	11,107	12,216
Inventories	63,932	58,233	55,324
Prepaids and other current assets	15,848	8,862	12,806

Total current assets	238,685	212,386	191,141

Property, plant and equipment, net	385,813	389,199	398,368
Leased property under capital leases, net	71,511	73,244	75,051
Other assets	38,892	39,235	40,239
Franchise rights	520,672	520,672	520,672
Goodwill	102,049	102,049	102,049
Other identifiable intangible assets, net	4,986	5,054	5,369

Total	$1,362,608	$1,341,839	$1,332,889

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of debt	$—	$6,539	$2,939
Current portion of obligations under capital leases	1,594	1,709	1,794
Accounts payable and accrued expenses	150,378	139,567	146,496

Total current liabilities	151,972	147,815	151,229

Deferred income taxes	163,650	167,131	168,433
Pension, postretirement and other liabilities	154,685	140,032	120,966
Obligations under capital leases	76,728	77,493	78,336
Long-term debt	691,450	691,450	700,000

Total liabilities	1,238,485	1,223,921	1,218,964
Minority interest	44,489	42,784	40,648
Stockholders’ equity	79,634	75,134	73,277

Total	$1,362,608	$1,341,839	$1,332,889

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2006	2005	2006	2005
Net sales	$386,624	$361,224	$719,803	$670,409
Cost of sales	218,935	194,859	406,088	364,510

Gross margin	167,689	166,365	313,715	305,899
Selling, delivery and administrative expenses	138,310	132,025	270,038	257,924
Amortization of intangibles	142	157	290	566

Income from operations	29,237	34,183	43,387	47,409
Interest expense	12,843	12,893	25,063	24,391
Minority interest	1,149	1,441	1,705	1,961

Income before income taxes	15,245	19,849	16,619	21,057
Income taxes	6,358	8,330	6,917	8,819

Net income	$8,887	$11,519	$9,702	$12,238

Diluted net income per share	$.97	$1.27	$1.06	$1.35

Weighted average number of common shares outstanding — assuming dilution	9,123	9,083	9,118	9,083

Cash dividends per share
Common Stock	$.25	$.25	$.50	$.50
Class B Common Stock	$.25	$.25	$.50	$.50

CORPORATE INFORMATION

Transfer Agent and Dividend Disbursing Agent

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Communication may also be made by calling toll-free (866) 668-6550, local (718) 921-8346 or fax (718) 236-2641.

Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on The Nasdaq Global Market under the ticker symbol COKE.

Company Website

www.cokeconsolidated.com

Corporate Office

Our corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. Our mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Periodic Reports and Code of Ethics for Senior Financial Officers

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to the United States Securities and Exchange Commission and its Code of Ethics for Senior Financial Officers are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. This information may also be obtained from the Company’s website as noted above.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this Report to Stockholders and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s long-term pricing strategy of executing price increases necessary to maintain margins.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies level of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our debt rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; and our use of estimates and assumptions. The forward-looking statements in this Report to Stockholders should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this Report to Stockholders as a result of new information or future events or developments.